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                                                                 Exhibit (e)(13)

                                October 23, 2002

Paravant Inc.
89 Headquarters Plaza North
Suite 1421
Morristown, New Jersey 07960

      Re:   Employment Agreement dated March 20, 2002

Dear Sirs:

      In connection with the above-referenced Employment Agreement (the "Agreement") between the undersigned and Paravant Inc. (the "Company"), this letter is intended to acknowledge that the undersigned hereby relinquishes and waives his rights under Section 15 of the Agreement to receive a total severance of 2 years base salary upon acceptance of a two year covenant not to compete following a change of control.

      Capitalized terms used in this letter and not otherwise defined shall have the meanings ascribed to such terms in the Agreement. Except as modified hereby, the terms and provisions of the Agreement shall continue in full force and effect.

                                              /s/ Richard P. McNeight
                                              ---------------------------------
                                              Richard P. McNeight

ACKNOWLEDGED AND AGREED TO:

PARAVANT INC.


By:/s/ William R. Craven
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Name: William R. Craven
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Title: President and Chief Executive Officer
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